Exhibit 99.1

NEWS RELEASE
March 24, 2026

Dycom Industries, Inc. Appoints Raejeanne Skillern to Board of Directors

West Palm Beach, Florida, March 24, 2026 - Dycom Industries, Inc. (NYSE: DY) today announced the appointment of Raejeanne Skillern to its Board of Directors, effective March 24, 2026.

Ms. Skillern is a highly regarded technology executive with over 30 years of leadership experience spanning hyperscale cloud, data center infrastructure, communications and artificial intelligence. She has a proven track record of leading multi-billion-dollar business units at global organizations including Amazon Web Services (AWS), Intel and Flex.

“We are pleased to welcome Raejeanne to the Dycom Board of Directors,” said Richard K. Sykes, Dycom’s Independent Chairman of the Board. “Her deep expertise in scaling innovation, navigating complex technology landscapes, and driving large-scale business transformation will be a significant asset as Dycom continues to evolve alongside the needs of our customers and drive sustained value for our shareholders.”

“Raejeanne’s impressive track record at global leaders like AWS and Intel brings a complementary level of operational insight to our board,” said Dan Peyovich, Dycom’s President and Chief Executive Officer. “With her extensive background in communications, cloud and data center infrastructure, Raejeanne has a unique pulse on the industries we serve. Her history of building trusted partnerships and driving exponential growth in the high-demand digital infrastructure sector is a clear complement to our strategic goals. We look forward to her contributions as we continue to expand our market leadership.”

About Raejeanne Skillern
Ms. Skillern most recently served as Vice President and Chief Marketing Officer at AWS from 2023 to 2025, where she led a global organization of 2,500 employees and modernized marketing strategies that contributed to significant growth. Prior to AWS, she was President of the Communications, Enterprise & Cloud Division at Flex from 2019 to 2023, overseeing a multi-billion-dollar P&L and repositioning the business for success in 5G, cloud, and optical infrastructure. Ms. Skillern also spent 25 years at Intel Corporation from 1994 to 2019, where she built the company’s hyperscale data center business and drove exponential growth through strategic technical partnerships.

In addition to her role at Dycom, Ms. Skillern currently serves on the Board of Directors of Jabil (NYSE: JBL), a global manufacturing services provider, following her January 2026 appointment. She previously served on the Board of Directors of Lattice Semiconductor from 2022 to 2024, stepping down in accordance with her position at AWS.

She is an authority on market strategy, technology trends, strategic execution, manufacturing, large-scale business transformation, and building strong multinational customer partnerships. Ms. Skillern holds a Bachelor of Science in Mathematics and Computer Science from Pepperdine University and an MBA from Marylhurst University.

About Dycom Industries, Inc.
Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management, planning, engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides electrical contracting services for data centers and other vital industries, underground facility locating services for various utilities, including telecommunications providers, as well as other construction and maintenance services for electric and gas utilities.

For more information, contact:
Callie Tomasso, Vice President Investor Relations & Corporate Communications
Email: investorrelations@dycomind.com
Phone: (561) 627-7171